                                                                    EXHIBIT 12.2

                               AMB PROPERTY, L.P.
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                         FOR THE YEARS ENDED DECEMBER 31,
                                  -----------------------------------------------
                                                                        1997
                                  1993    1994     1995     1996    HISTORICAL(1)
                                  ----   ------   ------   ------   -------------
Earnings:
  Income (loss) from operations
    before minority interests...  $798   $2,925   $3,296   $7,140      $ 8,646
  Interest expense..............    --       --        4       --        3,528
                                  ----   ------   ------   ------      -------
        Total earnings..........  $798   $2,925   $3,300   $7,140      $12,174
                                  ====   ======   ======   ======      =======
Fixed charges:
  Interest expense(4)...........  $ --   $   --   $    4   $   --      $ 3,528
  Capitalized interest(5).......    --       --       --       --          448
                                  ----   ------   ------   ------      -------
        Total fixed charges.....  $ --   $   --   $    4   $   --      $ 3,976
                                  ====   ======   ======   ======      =======

Ratio of earnings to fixed
  charges.......................   N/A      N/A      825x     N/A          3.1x
                                  ====   ======   ======   ======      =======

                                FOR THE NINE MONTHS ENDED
                                      SEPTEMBER 30,
                                -------------------------
                                     1997         1998
                                  HISTORICAL   HISTORICAL
                                  ----------   ----------
Earnings:
  Income (loss) from operations
    before minority interests...    $8,982     $ 91,372
  Interest expense..............        --       47,105
                                    ------     --------
        Total earnings..........    $8,982     $138,477
                                    ======     ========
Fixed charges:
  Interest expense(2)...........    $   --     $ 47,105
  Capitalized interest(3).......        --        4,974
                                    ------     --------
        Total fixed charges.....    $   --     $ 52,079
                                    ======     ========
Preferred distributions.........        --        1,514
                                    ------     --------
        Total fixed charges
          and preferred
          distributions.........    $   --     $ 53,593
                                    ======     ========
Ratio of earnings to fixed
  charges.......................       N/A          2.7x
                                    ======     ========
Ratio of earnings to fixed
  charges and preferred
  distributions.................       N/A          2.6x
                                    ======     ========

---------------
(1) Historical ratio of earnings to fixed charges includes the results of the Predecessor for the period from January 1, 1997 through November 25, 1997, and the results of the Company subsequent to November 25, 1997, the date of acquisition by the Company.

(2) Includes amortization of debt premiums and deferred financing fees.

(3) Historical capitalized interest represents construction interest incurred subsequent to November 25, 1997, the date of acquisition by the Company.